UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2008
CAMCO FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

6901 Glenn Highway, Cambridge, Ohio	43725

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (740) 435-2020
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Salaries and Employment and Change of Control Agreements.
On January 22, 2008, Camco Financial Corporation’s (the Company) Board of Directors approved the salaries of the Company’s Named Executive Officers, which are the individuals set forth below, to be effective January 1, 2008. The Compensation Committee and Board of Directors did not increase the base salaries of the Company’s Named Executive Officers for 2008 due to Camco’s 2007 financial performance in a difficult economic environment.
The following base salaries were approved for fiscal 2008:

Named Executive Officer	Position	2008 Base Salary	2007 Base Salary
Richard C. Baylor	Chairman, President and CEO	$262,500	$262,500
Eric S. Nadeau	SVP, Treasurer, CFO	135,000	135,000
D. Edward Rugg	EVP, Chief Credit Officer	176,200	176,200
David S. Caldwell	SVP – Retail Banking	144,100	144,100
Edward A. Wright	SVP – Operations	127,000	127,000
The Board of Directors approved the renewal of Mr. Baylor’s employment agreement with the Company and the Compensation Committee approved the renewal of the change of control agreements with the Company’s other Named Executive Officers.
Annual Cash and Equity-Based Incentives.
The Company maintains both a short-term cash bonus plan and a long-term stock-based incentive plan (Incentive Plan). Incentive Plan awards for executive officers of the Company and its subsidiaries are based on the achievement of corporate performance objectives which are established annually by the Company’s Compensation Committee at the beginning of each year. The objectives are then weighted as to value each year. For 2007, the performance measurements consisted of objectives for earnings per share, net loan growth, net retail deposit growth, and nonperforming assets, as previously disclosed.
Although a percentage of the performance measurements for the 2007 Incentive Plan was achieved, the Compensation Committee decided to forego payment of cash amounts earned during 2007 by the Named Executive Officers under the Incentive Plan. The amount of cash incentive earned by the Named Executive Officers during 2007 that was not paid totaled $54,694. The Board of Directors granted stock options earned by the Named Executive Officers under the 2007 Incentive Plan. These stock options were granted under the Camco Financial Corporation 2002 Equity Incentive Plan with an exercise price of $8.92, which was the average of the closing ask and bid prices of the Company’s common stock on January 22, 2008.
The following table details the cash and equity incentive payments to the Named Executives for fiscal 2007:

Named Executive Officer	Cash Incentive	Options Granted
Richard C. Baylor	$—	9,864
Eric S. Nadeau	$—	2,348
D. Edward Rugg	$—	4,966
David S. Caldwell	$—	2,707
Edward A. Wright	$—	2,386
On January 22, 2008, the Compensation Committee and the Board of Directors approved the corporate performance measurements and incentive opportunities for the Company’s 2008 Incentive Plan. The 2008 Incentive Plan includes minimum thresholds that must be met under the following performance measures before cash or equity incentives will be paid to the Named Executive Officers, regardless of the results of the other performance measurements: nonperforming loans as percent of assets, net income and earnings per share. However, additional discretionary bonus amounts may also be awarded under the cash bonus plan in recognition of other achievements, such as merger and acquisition activities, which are not part of the established performance objectives.
Once the minimum triggers are met, the Compensation Committee has set the following performance objectives and weightings for 2008: non-performing loans to assets (30%), net organic deposit growth (25%), net earnings per share (20%), net commercial loan growth (15%) and services per customer (10%).
The following table summarizes the incentive opportunity for the Named Executive Officers under the 2008 Incentive Plan, subject to the minimum triggers being met:

	Percent of Salary		Cash Award Potential
Named Executive Officer	Minimum	Maximum	Minimum	Maximum
Richard C. Baylor	15%	20%	$39,375	$52,500
Eric S. Nadeau	15%	20%	20,250	27,000
D. Edward Rugg	15%	20%	26,430	35,240
David S. Caldwell	15%	20%	21,615	28,820
Edward A. Wright	15%	20%	19,050	25,400
For 2008, the long-term incentive component provides for the award of stock options from 0% to 100% of each Named Executive Officer’s base salary, subject to the percentage of performance measurements achieved.
Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION
	By:	/s/ Eric S. Nadeau
Eric S. Nadeau
Date: January 28, 2008		Chief Financial Officer